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                                                                     Exhibit 3.4

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION

                                       OF

                                WATTMONITOR, INC.

         THE UNDERSIGNED, to amend and restate the Articles of Incorporation of WattMonitor, Inc. in its entirety, under and pursuant to the provisions of the Texas Business Corporation Act ("TBCA"), does hereby certify as follows:

         The Instrument accurately copies the articles of incorporation and all amendments thereto that are in effect to date and as further amended by the restated articles of incorporation and that the instrument contains no other change in any provisions.

         Each amendment has been effected in conformity with provisions of the Texas Business Corporation Act.

         These amended and restated articles of incorporation were adopted by the vote of at least two thirds of the holders of outstanding shares of company stock entitled to vote at a special meeting of the shareholders held on May 3, 1999. The total number of common stock shares outstanding and entitled to vote at such meeting was 2,950,000. The number of common stock shares voting for the amended and restated articles of incorporation was 1,994,800. The number of common stock shares voting against the amended and restated articles of incorporation was zero.

                                   ARTICLE ONE

         The name of the corporation is Healthbridge, Inc.

                                   ARTICLE TWO

         The period of its duration is perpetual.


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                                  ARTICLE THREE

         The purpose for which the corporation is organized is the transaction of any and all lawful business for which a corporation may be incorporated under the TBCA.
                                  ARTICLE FOUR

         The total number of shares of stock which the corporation has authority to issue is Seventy-Five Million (75,000,000) shares, of which Fifty Million (50,000,000) shares shall be Common Stock, par value $0.0001 per share (the "Common Stock) and Twenty-Five Million (25,000,000) shares shall be Preferred Stock, par value $.0001 per share (the "Preferred Stock"). The corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the corporation shall have notice thereof, except as expressly provided by applicable law. The shares of the Preferred Stock and Common Stock, respectively, shall have the following express terms:

         SECTION 1. PREFFERED STOCK.

         1.1 Series of Preferred Stock. With regard to any other shares of Preferred Stock authorized herein, the Board of Directors of the corporation is hereby expressly granted authority, to the full extent now or hereafter permitted herein or by the TBCA, at any time or from time to time, by resolution or resolutions, to create one or more series of Preferred Stock, to fix the authorized number of shares of any such series (which number of shares may vary as between series and be changed from time to time by like action), and to fix the terms of such series, including but not limited to, the following:

                  (i) the designation of such series, which may be by distinguishing number, letter or title;

                  (ii) the rate or rates at which shares of such series shall be entitled to receive dividends; whether dividends are to be paid in the form of common stock of the corporation; the periods in respect of which dividends are payable; the conditions upon, and times of payment of, such dividends; the relationship and preference, if any, of such dividends to dividends payable on any other class or classes or any other series of stock; whether such dividends shall be cumulative and, if cumulative, the date or dates from which such dividends shall accumulate; and the other terms and conditions applicable to dividends upon shares of such series;



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                  (iii) the rights of the holders of the shares of such series in case the corporation be liquidated, dissolved or wound up (which may vary depending upon the time, manner or voluntary or involuntary nature or other circumstances of such liquidation, dissolution or winding up) and the relationship and preference, if any, of such rights to rights of holders of shares of stock of any other class or classes or any other series of stock;

                  (iv) the right, if any, of the corporation to redeem shares of such series at its option, including any limitation of such right, and the amount or amounts to be payable in respect of the shares of such series in case of such redemption (which may vary depending on the time, manner or other circumstances of such redemption), and the manner, effect and other terms and conditions of any such redemption;

                  (v) the obligation, if any, of the corporation to purchase, redeem or retire shares of such series and/or amounts to be payable from time to time for such purpose or into any fund created for such purpose, or the number of shares to be purchased, redeemed or retired, the per share purchase price or prices, and the other terms and conditions of any such obligation or obligations;

                  (vi) the voting rights, if any, which, if granted, may be full, special, or limited, to be given the shares of such series, including, without limiting the generality of the foregoing, the right, if any, as a series or in conjunction with other series or classes, to elect one or more members of the Board of Directors either generally or at certain times or under certain circumstances, and restrictions, if any, on particular corporate acts without a specified vote or consent of holders of such shares (such as, among others, restrictions on modifying the terms of such series or of the Preferred Stock, restricting the permissible terms of other series or the permissible variations between series of the Preferred Stock, authorizing or issuing additional shares of the Preferred Stock, creating debt, or creating any class of stock ranking prior to or on a parity which the Preferred Stock or any series thereof



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         as to dividends, or assets remaining for distribution to the stockholders in the event of the liquidation, dissolution, or winding up of the corporation);

                  (vii) the right, if any, to exchange or convert the shares into shares of any other series of the Preferred Stock or into shares of any other class of stock of the corporation or the securities of any other corporation, and the rate or basis, time, manner, terms and conditions of exchange or conversion or the method by which the same shall be determined; and

                  (viii) the other special rights, if any, and the qualifications, limitations or restrictions thereof, of the shares of such series.

         The Board of Directors shall fix the terms of each series of the Preferred Stock by resolution or resolutions adopted at any time prior to the issuance of the shares thereof, and the terms of each such series may, subject only to restrictions, if any, imposed by these Articles of Incorporation or by applicable law, vary from the terms of other series to the extent determined by the Board of Directors from time to time and provided in the resolution or resolutions fixing the terms of the respective series of the Preferred Stock.

         1.2 Status of Certain Shares. Shares of any series of the Preferred Stock, whether provided for herein or by resolution or resolutions of the Board of Directors, which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes, or which have been purchased or otherwise acquired by the corporation, shall have the status of authorized and unissued shares of the Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of the Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of the Preferred Stock, all subject to the conditions or restrictions on issuance set forth herein or in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of the Preferred Stock.

         SECTION 2. COMMON STOCK.

         2.1 Issuance, Consideration and Terms. Any unissued or treasury shares of the Common Stock may be issued from time to time for such consideration (not less than the par value thereof) as may be fixed from time to time by the Board of Directors. The



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Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall be of equal rank and shall be identical to every other share of Common Stock. Holders of Common stock shall have such rights as are provided herein and by law.

         2.2 Voting Rights. Except as expressly required by law or as provided in or fixed and determined pursuant to Section 1 of this Article Four, the entire voting power and all voting rights shall be vested exclusively in the Common Stock. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share standing in such holder's name on the books of the corporation.

         2.3 Dividends. Subject to Section 1 of this Article Four, the holders of Common Stock shall be entitled to receive, and shall share equally share for share, when and as declared by the Board of Directors, out of the assets of the corporation which are by law available therefor, dividends or distributions payable in cash, in property or in securities of the corporation.

                                  ARTICLE FIVE

         The corporation will not commence business until it has received for the issuance of its shares consideration of the value of $1,000.

                                   ARTICLE SIX

         The shareholders of the corporation shall have no preemptive right to acquire additional, unissued, treasury shares or other securities of the corporation.

                                  ARTICLE SEVEN

         The street address of the corporation's registered office in the State of Texas is: 408 West 17th Street, Suite 101, Austin, Texas 78701. The name of its registered agent at that address is Lawyer's Aid Service, Inc.



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                                  ARTICLE EIGHT

         FOURTH: The name and mailing address of the incorporator is Marilyn S. Hershman, 408 W. 17th Street, Suite 101, Austin, Texas 78701-1207.

                                  ARTICLE NINE

         Except as otherwise required by law, special meetings of stockholders of the corporation for any purpose or purposes may be called by the Board of Directors pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the total number of directors which the Board of Directors of the corporation would have if there were no vacancies (the "Whole Board") or by the Chairman of the Board of Directors of the corporation. Special meetings of the stockholders may also be called by the holders of at least fifty percent (50%) of all shares entitled to vote at the proposed special meeting. No business other than that stated in the notice shall be transacted at any special meeting. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of the corporation entitled to vote generally (the "Voting Stock"), voting together as a single class, shall be required to alter, amend, or adopt any provision inconsistent with or repeal this Article Nine.

                                   ARTICLE TEN

         The following provisions of this Article Ten shall apply with respect to the Board of Directors of the corporation:

         SECTION 1. NUMBER, ELECTION AND TERMS.

         Except as otherwise fixed by or pursuant to the provisions of Article Four hereof relating to the rights of the holders of any shares of the Preferred Stock or any series thereof having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of the directors of the corporation shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board (but shall not be less than two). So long as there shall be more than two directors, the directors, other than those who may be elected by the




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holders of any shares of Preferred Stock or series thereof having a preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into, three classes, as nearly equal in number as possible, one class to be originally elected for a term expiring at the first annual meeting of stockholders, another class to be originally elected for a term expiring at the second annual meeting of stockholders, and another class to be originally elected for a term expiring at the third annual meeting of stockholders, with each class to hold office until its successor is duly elected and qualified. At each succeeding annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until such person's successor shall have been duly elected and qualified. Election of directors need not be by written ballot unless and to the extent that the Bylaws of the corporation so provide. Cumulative voting for directors shall not be permitted.

         SECTION 2. STOCKHOLDER NOMINATIONS AND PROPOSALS.

         Advance notice of stockholder nominations for the election of directors and of the proposal of business by stockholders shall be given as provided in the Bylaws of the corporation, as amended and in effect from time to time.

         SECTION 3. NEWLY CREATED DIRECTORSHIPS AND VACANCIES.

         Except as otherwise provided for or fixed by or pursuant to the provisions of Article Four hereof relating to the rights of the holders of any class or series of the Preferred Stock having a preference over the Common Stock as to dividends or upon liquidation, to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, unless such Board of Directors determines that such newly created directorships or vacancies shall be filled by the stockholders at a special meeting of the stockholders called pursuant to the terms of Article Nine hereof. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new



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directorship was created or the vacancy occurred and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

         SECTION 4. REMOVAL.

         Any director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the Voting Stock, voting together as a single class.

         SECTION 5. AMENDMENT, REPEAL, ETC.

         Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article Ten.

                                 ARTICLE ELEVEN

         The Bylaws of the corporation may be altered or repealed and new Bylaws may be adopted either: (i) at any annual or special meeting of stockholders, by the affirmative vote of the holders of a majority of the Voting Stock, provided that in the case of any such stockholder action at a special meeting of stockholders, notice of the proposed alteration, repeal or adoption of the new Bylaw or Bylaws must be contained in the notice of such special meeting; or (ii) by the affirmative vote of a majority of the Whole Board.

         Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with, or repeal this Article Eleven.

                                 ARTICLE TWELVE

         The corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in these Articles of Incorporation, and any other provisions authorized by the laws of the State of Texas at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and, except as set forth in Article Fourteen, all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant



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to these Articles of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article Twelve. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal Articles Nine, Ten, Eleven or Twelve hereof.

                                ARTICLE THIRTEEN

         A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the TBCA as the same exists or hereafter may be amended. Neither the amendment nor repeal of this Article Thirteen shall eliminate or reduce the effect of this Article Thirteen in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Thirteen would accrue or arise, prior to such amendment or repeal.

                                ARTICLE FOURTEEN

         The corporation shall indemnify the persons described in the following provisions of this Article Fourteen to the extent set forth herein:

         SECTION 1. INDEMNIFICATION.

         Each person who was or is made a party to, or is threatened to be made a party to, or who was or is made a nonparty witness or otherwise involved as a nonparty in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereafter a "proceeding") by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the corporation, or is or was serving or has agreed to serve at the request of the corporation as a director, officer, trustee, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such action, suit or proceeding is alleged in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or



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trustee, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the TBCA (as the same now exists or hereafter may be amended, but in the event of any such amendment only to the extent that such amendment authorizes broader indemnification rights than the TBCA permitted prior to such amendment) from and against any and all liability, loss and expense (including attorneys' fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection with such proceeding and any appeal therefrom and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and administrator of such person; provided that, except as provided in Section 2 of this Article Fourteen, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this Section 1 of this Article Fourteen shall be a contract right and shall include the right to have the corporation pay the expenses incurred in defending any such proceeding in advance of its final disposition; any advance payments to be paid by the corporation shall be paid within 30 calendar days after the receipt by the corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that, if and to the extent the TBCA requires, the payment of such expenses incurred by a director or officer in such person's capacity as a director or officer (and not in any other capacity) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article Fourteen or otherwise. The corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to have the corporation pay the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the corporation to the fullest extent of the provisions of this Article Fourteen with respect to the indemnification and advancement of expenses of directors and officers of the corporation.




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         SECTION 2. RIGHT OF CLAIMANT TO BRING SUIT.

         If a claim under Section 1 of this Article Fourteen is not paid in full by the corporation within 30 calendar days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standard of conduct which makes it permissible under the TBCA for the corporation to indemnify the claimant for the amount claimed, but the burden of providing such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the TBCA, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

         SECTION 3. NON-EXCLUSIVITY OF RIGHTS.

         The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article Fourteen shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of these Articles of Incorporation or any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of this Article Fourteen shall in any way diminish or adversely affect the rights herein conferred on any director or officer of the corporation, or any other person specified herein, in respect of any occurrence or matter arising prior to any such repeal or modification.

         SECTION 4. INSURANCE.

         The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership,



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joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the TBCA.

         SECTION 5. SEVERABILITY.

         If any provision or provisions of this Article Fourteen shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article Fourteen (including, without limitation, each portion of any paragraph of this Article Fourteen containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article Fourteen (including, without limitation, each such portion of any paragraph of this Article Fourteen containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

                                 ARTICLE FIFTEEN

         The number of initial directors is one (1). The name and address of the initial director is:

                                  George Boehme
                        4669 Southwest Freeway, Suite 814
                              Houston, Texas 77027


                    [Signature appears on the following page]




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         IN WITNESS WHEREOF, the undersigned President of the corporation has executed this Amended and Restated Articles of Incorporation as of May 10, 1999.

                                            /s/ Joel Dumaresq
                                                Joel Dumaresq
                                                President